Exhibit 99.1

UFP Technologies, Inc.	www.ufpt.com
172 East Main Street	Contact: Ron Lataille
Georgetown MA 01833 USA	978-352-2200

FOR IMMEDIATE RELEASE

UFP Technologies Announces Record 2013 Results

Georgetown, Mass., February 27, 2014.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $11.3 million or $1.59 per diluted common share outstanding for its fiscal year ended December 31, 2013, 3.5% higher than net income of $10.9 million or $1.55 per diluted common share outstanding for its 2012 fiscal year.  Sales for 2013 were $139.2 million, 6.3% higher than 2012 sales of $131.0 million.

For its fourth quarter ended December 31, 2013, the Company reported net income of $3.4 million or $0.47 per diluted common share outstanding, 5.4% more than net income of $3.2 million or $0.45 per diluted common share outstanding in the same period of 2012.  Sales for the fourth quarter 2013 were $35.0 million versus 2012 fourth quarter sales of $33.4 million.

“I am pleased with our 2013 results,” said R. Jeffrey Bailly, Chairman and CEO. “This was our eighth consecutive year of record earnings and fourth straight year of record sales.  We are still experiencing strong demand for our medical products. We have also seen a modest rebound in military demand, although sales remain below historical levels. In the automotive market, we continue to manage legacy program attrition but still expect modest net growth in 2014.”

“Overall, market conditions remain soft, so we will keep strengthening our platform to improve our competitiveness and increase our value to customers,” Bailly continued. “For example, to better serve our southwestern customers and counter new molded fiber competitors in the region, we will expand our El Paso operations and add two new molded fiber lines in 2014. This new state-of-the-art equipment, similar to that installed in our Iowa facility in 2013, should improve efficiency and reduce freight costs for product we currently ship from Iowa.”

“We also plan to consolidate our Glendale Heights, Illinois, facility into our Grand Rapids, Michigan, facility when the lease ends in July. This decision was driven by a steep rent increase and declining sales at our Illinois facility, and the large savings projected by combining the two facilities. We own our 250,000-square-foot Grand Rapids facility, and it has the space and personnel to absorb our Illinois business. This move also furthers our larger goal of improving efficiency by maintaining fewer, larger plants. The Illinois team has performed admirably; we will work hard to retain as many of those associates as possible, and provide severance benefits for those who do not relocate.”

UFP Technologies is a producer of innovative custom-engineered components, products, and specialty packaging.  Using foams, plastics, composites, and natural fiber materials, the Company designs and manufactures a vast range of solutions primarily for the medical, automotive, aerospace and defense, and packaging markets. The UFP team acts as an extension of our customers’ in-house research, engineering, and manufacturing groups, working closely with them to solve their most complex product and packaging challenges.

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements.  Such statements include, without limitation, statements about the Company’s prospects, anticipated trends in the different markets in which the Company competes, including the molded fiber, medical, military and automotive markets, expectations regarding customer demand for the Company’s molded fiber product lines, anticipated advantages relating to the Company’s decision to consolidate its Glendale Heights, Illinois facility into its Grand Rapids, Michigan facility and the expected costs savings and efficiencies associated therewith, expectations regarding the Company’s employees affected by the plant consolidation, anticipated advantages of maintaining fewer, larger plants, anticipated advantages the Company expects to realize from its investments and capital expenditures, including the development of and investments in its molded fiber product lines, expectations regarding the manufacturing capacity and efficiencies of the Company’s new production equipment, statements about the Company’s acquisition opportunities and strategies, its participation and growth in multiple markets, its business opportunities, the Company’s growth potential and strategies for growth, anticipated revenues and the timing of such revenues, and any indication that the Company may be able to sustain or increase its sales and earnings or sales and earnings growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks associated with the implementation of new production equipment in a timely, cost-efficient manner, risks that any benefits from such new equipment may be delayed or not fully realized, or that the Company may be unable to fully utilize its expected production capacity, and risks and uncertainties associated with plant closures and expected efficiencies from consolidating manufacturing, the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the Securities and Exchange Commission (“SEC”).  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Consolidated Condensed Statement of Income

(in thousands, except Per Share Data)

	Unaudited
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net sales	$34,993	$33,370	$139,223	$130,962
Cost of sales	24,128	23,303	98,574	92,777
Gross profit	10,865	10,067	40,649	38,185
SG&A	5,540	5,465	23,240	21,531
Gain on sale of assets	—	—	11	(12)
Operating income	5,325	4,602	17,398	16,666
Interest expense, other income & expenses	(76)	(47)	(205)	(92)
Income before income taxes	5,249	4,555	17,193	16,574
Income taxes	1,872	1,352	5,917	5,679
Net income from consolidated operations	$3,377	$3,203	$11,276	$10,895

Weighted average shares outstanding	6,888	6,724	6,824	6,679
Weighted average diluted shares outstanding	7,133	7,055	7,105	7,028
Per Share Data
Net income per share outstanding	$0.49	$0.48	$1.65	$1.63
Net income per diluted share outstanding	$0.47	$0.45	$1.59	$1.55

Consolidated Condensed Balance Sheets

(in thousands)

	December 31,
	2013	2012
Assets:
Cash	$37,303	$33,480
Receivables	17,032	17,836
Inventories	11,048	9,695
Other current assets	3,449	3,483
Net property, plant, and equipment	25,507	23,318
Other assets	10,681	10,805
Total assets	$105,020	$98,617
Liabilities and equity:
Short-term debt	$976	$1,550
Accounts payable	3,081	4,088
Other current liabilities	8,265	7,593
Long-term debt	2,867	8,314
Other liabilities	4,241	3,811
Total liabilities	19,430	25,356
Total equity	85,590	73,261
Total liabilities and stockholders’ equity	$105,020	$98,617